Exhibit 4.1

SUBSCRIPTION AGREEMENT

FOR

RABBLE ONE SERIES [A][B],

A SERIES OF

RABBLE ONE, LLC

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber”) and Rabble One, LLC, a Delaware series limited liability company (“Rabble One”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Rabble One) certain Series [A][B] LLC Units (the “Units”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of [DATE] (the “Offering Circular”) of Rabble One.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

NOTE TO INVESTORS WHO SUBSCRIBE PRIOR TO RABBLE ONE RAISING THE MINIMUM OFFERING AMOUNT

Notwithstanding anything in this Subscription Agreement to the contrary, subscriptions will not be accepted until such time as subscriptions equaling the minimum offering amount, which is $[350,000][55,000], have been received. All investor funds will be deposited through the SynapsePay system, operated by Synapse Payments, LLC (“Synapse”), into an escrow account (the “Escrow Account”) established for the benefit of the investors with a national bank or trust company. For the avoidance of doubt, Synapse will not act as an escrow agent. Until the minimum threshold is met, the funds of subscribers will remain in the Escrow Account and subscribers will not become holders. Funds will be released from the Escrow Account only once the specified minimum subscription amount is reached. If the offering fails, investor funds will be disbursed from the Escrow Account and returned promptly through SynapsePay, without interest. Prior to the attainment of the minimumthreshold, subscribers may revoke their subscription by providing Jane Q, Inc., d/b/a Rabble (“Rabble”), the manager of Rabble One, with a written notice requesting such rescission, to be sent to the following address:

Jane Q, Inc., d/b/a Rabble

Attention: [______]

[address]

Email: [_______]

1.	Subscription for and Purchase of the Units.

1.1           Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Units (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2           The offering of Units is described in the Offering Circular, that is available through the online website platform www.rabbleworks.com (the “Site”), which is owned and operated by Rabble, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular, and the Rabble One Series [A][B] Operating Agreement (the “Operating Agreement”). While they are subject to change, as described below, Rabble One advises the Subscriber to print and retain a copy of these documents for the Subscriber’s records. By signing electronically below, the Subscriber agrees to the following terms together with the Terms and Conditions and the Terms of Use, consent to Rabble One, LLC’s privacy policy, and agree to receive communications relating to the Units electronically from Rabble.

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1.3           Rabble, on behalf of Rabble One, has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.4           Once the Subscriber makes a funding commitment to purchase Units, it is irrevocable until the Units are issued, the Purchase is rejected by Rabble, or Rabble otherwise determines not to consummate the transaction.

1.5           The Subscriber has received and read a copy of the Operating Agreement and agrees that its execution of this Subscription Agreement constitutes its consent to such Operating Agreement, and, that upon acceptance of this Subscription Agreement by Rabble One, the Subscriber will become a member of Rabble One as a holder of Units. When this Subscription Agreement is countersigned by the Company, the Operating Agreement shall be binding upon the Subscriber as of the settlement date.

2.	Purchase of the Units.

2.1           The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Rabble One, through SynapsePay, the Purchase Price as agreed to by Rabble One on the Site.

2.2           If Rabble One returns the Subscriber’s Purchase Price to the Subscriber, Rabble One will not pay any interest to the Subscriber.

2.3           If this Subscription is accepted by Rabble, on behalf of Rabble One, the Subscriber agrees to comply fully with the terms of this Agreement, the Units and all other applicable documents or instruments of Rabble One, including the Operating Agreement. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Units.

2.4           In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber through SynapsePay, for the Units will be refunded from the Escrow Account to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Synapse, upon Rabble One’s direction, shall refund to the Subscriber from the Escrow Account any payment made by the Subscriber through SynapsePay with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

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3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Rabble One the following:

3.1           The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Rabble One upon signing up for the Site regarding whether the Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Rabble, on behalf of Rabble One, accepts this Subscription. Further, the Subscriber shall immediately notify Rabble One of any change in any statement made herein prior to the Subscriber’s receipt of Rabble One’s acceptance of this Subscription, including, without limitation, the Subscriber’s status as an “accredited investor” and/or “qualified purchaser.” The representations and warranties made by the Subscriber may be fully relied upon by Rabble One and by any investigating party relying on them. The Subscriber (i) is an “accredited investor” as that term is defined in Rule 501 under Regulation D or (ii) if the Subscriber is not an “accredited investor” as that term is defined in Rule 501 under Regulation D, the amount of Units being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of the Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons). The Subscriber agrees to provide any additional documentation Rabble, on behalf of Rabble One, may reasonably request, including documentation as may be required by Rabble, on behalf of Rabble One, to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act.

3.2           The Subscriber, if an entity, is, and shall at all times while it holds Units remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3           The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Rabble One, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

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3.4           At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Rabble One or any other person that:

(a)	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or
(b)	The past performance or experience on the part of Rabble One and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Units or the overall Rabble One venture.

3.5           The Subscriber has received this Agreement, the Offering Circular and the Operating Agreement. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Rabble One or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Rabble One and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect the Subscriber’s own interests in connection with the Purchase.

3.6           The Subscriber understands that the Units being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Units, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Units. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular. The Subscriber is able to bear the economic risk of an investment in the Units being purchased and, without limiting the generality of the foregoing, is able to hold the Units being purchased for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Rabble One.

3.7           The Subscriber has had an opportunity to ask questions of Rabble or anyone acting on behalf of Rabble One and to receive answers concerning the terms of this Agreement and the Units, as well as about Rabble One and its business generally, and to obtain any additional information that Rabble One possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

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3.8           The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Units offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Units, or has recommended or endorsed the Units, and that the Units have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.9           The Subscriber is subscribing for and purchasing the Units without being furnished any offering materials, other than the Offering Circular, the Operating Agreement and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Rabble One in writing, and without receiving any representations or warranties from Rabble One or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or the Subscriber’s advisors.

3.10         The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Rabble One. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.11         The Subscriber is subscribing for and purchasing the Units solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Units, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Units, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.12         The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions contemplated herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.13         Rabble One’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

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(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Rabble One or any of its personnel, agents or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by Rabble One, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Rabble One may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Rabble One reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to Rabble One. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with the Purchase nor, in the case of an Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

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(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Foreign Bank without a physical presence in any country, but does not include a regulated affiliate; or

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify Rabble One if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Rabble One may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Units.

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the United States is a member and with which designation the U.S. representative to the group or organization continues to concur; “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to Rabble One in connection therewith; “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the United States or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation, including any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure; “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure; and “Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.

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3.14         The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Rabble One and to consult with independent tax advisers regarding the tax consequences of investing through Rabble One. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Rabble One is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

4.          No Advisory Relationship. The Subscriber acknowledges and agrees that the purchase and sale of the Units pursuant to this Agreement is an arms-length transaction between the Subscriber and Rabble One. In connection with the purchase and sale of the Units, Rabble One is not acting as the Subscriber’s agent or fiduciary. Rabble One assumes no advisory or fiduciary responsibility in favor of the Subscriber in connection with the Units or the corresponding project investments. Rabble One has not provided the Subscriber with any legal, accounting, regulatory or tax advice with respect to the Units, and the Subscriber has consulted his, her or its own respective legal, accounting, regulatory and tax advisors to the extent the Subscriber has deemed appropriate.

5.          Bankruptcy. In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, the Subscriber agrees to use its best efforts to avoid Rabble One being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) the Subscriber be allowed by Rabble One to return the Units to Rabble One for a refund or (ii) Rabble One be mandated or ordered to redeem or withdraw Units held or owned by the Subscriber.

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6.	Miscellaneous Provisions.

6.1           This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws principles thereof).

6.2           All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber in the records of Rabble One (or that the Subscriber submitted through the Site). The Subscriber shall send all notices or other communications required to be given hereunder via email at [______] (with a copy to be sent concurrently via prepaid certified mail to: Jane Q, Inc., d/b/a Rabble, [address], Attention: [______].

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of New York are legally closed for business.

6.3           This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Rabble One. Any such assignment, transfer or delegation in violation of this section shall be null and void.

6.4           The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

6.5           Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

6.6           If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.7           In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

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6.8           This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Units) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Rabble One with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between Rabble One and the Subscriber.

6.9           This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.10         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

6.11         The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates or agents of Rabble One that may be involved in the issuance or servicing of Units on the Site, which the parties expressly agree shall be third party beneficiaries hereof.

7.	Consent to Electronic Delivery.

7.1         The Subscriber hereby agrees that Rabble, on behalf of Rabble One, may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Rabble One and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Units or hereunder by means of e-mail or by posting on an electronic message board or by other means of electronic communication. The Subscriber hereby consents to receive from Rabble electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to the Subscriber’s or Rabble One’s rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with Rabble One electronically is the Subscriber’s decision. This Agreement informs the Subscriber of its rights concerning Disclosures.

7.2           The Subscriber’s consent to receive Disclosures and transact business electronically, and Rabble One’s agreement to do so, applies to any transactions to which such Disclosures relate.

7.3           Before the Subscriber decides to do business electronically with Rabble One, the Subscriber should consider whether he, she or it has the required hardware and software capabilities described below.

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7.4           In order to access and retain Disclosures electronically, the Subscriber must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

7.5           The Subscriber can contact Rabble via email at [______]. The Subscriber may also write to Rabble at the following address: Jane Q, Inc., d/b/a Rabble, [address], Attention: [______]. The Subscriber agrees to keep Rabble informed of any change in the Subscriber’s email or home mailing address. If the Subscriber’s registered e-mail address changes, the Subscriber must notify Rabble of the change by sending an email to [______]. The Subscriber also agrees to update the Subscriber’s registered residence address and telephone number on the Site if they change. The Subscriber will print a copy of this Agreement for his, her or its records, and the Subscriber agrees and acknowledges that the Subscriber can access, receive and retain all Disclosures electronically sent via email or posted on the Site.

8.            Limitations on Damages. IN NO EVENT SHALL RABBLE ONE BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

9.	Arbitration.

9.1           Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 12 (this “Arbitration Provision”). The arbitration shall be conducted in New York, New York. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving the Subscriber (or persons claiming through or connected with the Subscriber), on the one hand, and Rabble One (or persons claiming through or connected with Rabble One), on the other hand, relating to or arising out of this Agreement, any Unit, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

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9.2           The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

9.3           If Rabble One elects arbitration, Rabble One shall pay all of the administrator’s filing costs and administrative fees (other than hearing fees). If the Subscriber elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. Rabble One shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or the Subscriber requests that Rabble One pay them and Rabble One agrees to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives the Subscriber the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

9.4           Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

9.5           Rabble One agrees not to invoke its right to arbitrate an individual Claim that the Subscriber may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

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9.6           Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (e), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (e) shall be determined exclusively by a court and not by the administrator or any arbitrator.

9.7           This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

9.8           This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Units or any amounts owed on such loans or Units, to any other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (e) are finally adjudicated pursuant to the last sentence of sub-section (e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

10.          Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE UNITS OR ANY OTHER AGREEMENTS RELATED THERETO.

11.          Authority. By executing this Agreement, the Subscriber expressly acknowledges that he, she or it has reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page follows]

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that he, she or it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Name of the Subscriber

Description of Entity (if applicable)

Signature of the Subscriber

Name of Person Signing on behalf of the Subscriber

Title (if applicable)
Address of the Subscriber:

Telephone:
Email:
Number of Units Purchased:
Purchase Price per Unit:

AGREED AND ACCEPTED BY:

RABBLE ONE, LLC

By:	Jane Q, Inc., d/b/a Rabble, as Manager

By:
Name:	Umber Bawa
Title:	Chief Executive Officer